Exhibit 99.1

EXECUTION VERSION

OPERATIONS TRANSFER AGREEMENT

THIS OPERATIONS TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of May, 2012 (the “Execution Date”) by and among Sunrise Senior Living Services, Inc., a Delaware corporation formerly known as Marriott Senior Living Services, Inc. (“SSLS”), and Sunrise Continuing Care, LLC, a Delaware limited liability company formerly known as Marriott Continuing Care, LLC (“SCC”; SSLS and SCC are referred to herein, each as a “Tenant” and, collectively, as the “Tenants”), SPTMRT Properties Trust, a Maryland real estate investment trust (“Landlord”), SNH SE Tenant TRS, Inc., a Maryland corporation (together with its affiliates, “TRS”), and FVE Managers, Inc., a Maryland corporation (“Five Star”; Landlord, TRS and Five Star are referred to herein, each as a “Transferee Party” and, collectively, as the “Transferee Parties”).  The Tenants and the Transferee Parties may also sometimes be referred to herein collectively, as the “Parties,” and individually, as a “Party.”

RECITALS

A.                                   Landlord owns those independent living, assisted living and skilled nursing facilities identified on Schedule 1 attached hereto (each, a “Facility,” and collectively, the “Facilities”).  Each Facility has been leased by Landlord to the applicable Tenant listed opposite such Facility on Schedule 1, pursuant to those certain leases listed on Schedule 1 (as the same may have been amended, modified, supplemented or restated from time to time, each, a “Lease,” and collectively, the “Leases”).

B.                                     Landlord and Tenants have agreed that, notwithstanding anything in the Leases to the contrary, each of the Leases shall terminate as of the Transition Date (as hereinafter defined) pursuant to and in accordance with the terms of this Agreement.

C.                                     Upon the termination of the Leases, Landlord and TRS intend to enter into new leases with respect to the Facilities, pursuant to which TRS shall lease the Facilities from Landlord, and TRS and Five Star intend to enter into management agreements with respect to the Facilities, pursuant to which Five Star shall operate the Facilities on behalf of TRS.

D.                                    The Tenants have agreed to cooperate with the Transferee Parties in connection with the orderly transition of the operations of the Facilities to TRS and Five Star, and the Tenants and the Transferee Parties desire to document certain terms and conditions related to the transfer of the operations of the Facilities as more particularly set forth in this Agreement.

E.                                      Capitalized terms used herein and not otherwise defined where used herein shall have the meaning ascribed to them in Section 24.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the Parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

1.                                  Transition Date.

1.1.                              On the terms and conditions set forth herein the operation of each Facility shall be transferred from the applicable Tenant to TRS and Five Star at 12:01 a.m. on the applicable Transition Date with respect to each such Facility.  The “Transition Date” means, (i) with respect to all of the Initial Facilities, the first date of the month immediately following the date upon which all of the Principal Licenses and Ancillary Licenses set forth on Schedule 1.1 attached hereto (collectively, the “Required Licenses”) relating to the Initial Facilities shall have been issued to the appropriate Transferee Parties, or such Transferee Parties shall have received assurances reasonably satisfactory to them that all such Required Licenses will be issued in the ordinary course, retroactive to the applicable Transition Date, (ii) with respect to the Facilities known as Church Creek and Villa Valencia, the first date of the month immediately following the date upon which all of the Required Licenses relating to the Church Creek and Villa Valencia Facilities shall have been issued to the appropriate Transferee Parties, or such Transferee Parties shall have received assurances reasonably satisfactory to them that all such Required Licenses will be issued in the ordinary course, retroactive to the applicable Transition Date, and (iii) with respect to the Facility known as Brighton Gardens of Bellaire, the first date of the month immediately following the date upon which all of the Required Licenses relating to such Facility shall have been issued to the appropriate Transferee Parties, or such Transferee Parties shall have received assurances reasonably satisfactory to them that all such Required Licenses will be issued in the ordinary course, retroactive to the applicable Transition Date, provided that as a condition to the occurrence of any particular Transition Date, each of the conditions precedent set forth in Section 10.4 and Section 10.5 of this Agreement shall have been satisfied or waived as of such applicable Transition Date.  On each Transition Date, each of the Leases with respect to the applicable Facilities being transferred as of such date shall automatically terminate as if such Transition Date were originally stated as the expiration date for the term(s) therein, and each such Lease shall be of no further force and effect (except for such claims and liabilities thereunder that are by the express terms of the Leases to survive the termination thereof, which claims and liabilities shall, as provided in the Leases, remain in effect notwithstanding such termination) and, with respect to each such Lease (i) Landlord and the applicable Tenant shall each execute and deliver a memorandum of termination of lease, in recordable form and otherwise substantially in the form attached hereto as Exhibit A, and (ii) Landlord shall deliver a release and termination of lease guaranty with respect to the guaranty executed by Marriott International Inc., a Delaware corporation, with respect to the applicable Tenant’s obligations under such Lease (as each guaranty is described on Schedule 1 attached hereto), in the form attached hereto as Exhibit B (each such agreement, a “Release and Termination of Guaranty”).  On the applicable Transition Date for each Facility, Tenants shall deliver possession of the applicable Facilities being transferred as of such date to Landlord in their “AS-IS” “WHERE IS” condition as of the Transition Date, notwithstanding any provision in the Leases to the contrary (including, without limitation, Section 3.04(A) of the Leases), but subject to Tenants’ compliance with Section 10.1 of this Agreement.

1.2.                              Except as otherwise expressly provided in this Section 1, TRS and Five Star shall, at their sole cost and expense, use their commercially reasonable efforts to pursue and secure the Required Licenses.  TRS or Five Star shall submit all applications and other documents necessary to obtain the Required Licenses in their own name as required by the state in which each Facility is located as soon as is reasonably practicable following the Execution Date, but in no event later than thirty (30) days following the Execution Date, except that in the State of California and in any state in which there is a CON requirement, such applications shall be submitted no later than forty-five (45) days following the Execution Date.

1.3.                              The Tenants agree to reasonably and in good faith cooperate and assist the Transferee Parties in all matters related to the transfers of the operations at the Facilities and the Transferred Assets including, without limitation: (i) in the prompt preparation and filing of all required, proper or advisable filings to be made in order to enable the applicable Transferee

Party to obtain the Required Licenses as soon as practical following the Execution Date and to allow the Transferee Parties to change the names of the applicable Facilities upon the issuance of the Required Licenses to the applicable Transferee Parties, (ii) in determining whether action by or in respect of, or filing with, any Governmental Authority is required, proper or advisable, and (iii) in seeking to timely obtain any such Required Licenses or to make any such filings, provided that any such cooperation and/or assistance shall be at no out-of-pocket cost or expense to Tenants.  Tenants acknowledge and agree that notwithstanding the foregoing or anything to the contrary contained in this Section 1, Tenants shall bear any cost and expense to be incurred in connection with (i) remediating any non-compliance by the Tenants with any applicable law relating to the Tenant’s operations of the Facilities of which Tenants are aware or become aware prior to the applicable Transition Date, provided, however, that in no event shall the foregoing impose any obligation on the Tenants to make any physical alterations, modifications or improvements to the Facilities, and (ii) the preparation and submission of any filings that the Tenants, as the current operators of the Facilities, are required by applicable law to file themselves in order to enable the applicable Transferee Party to obtain the Required Licenses.  The applicable Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any applicable Governmental Authority with respect to any Required License and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to any other applicable law.  Any such supplemental information shall be in substantial compliance with the requirements of such applicable law.  Tenants shall promptly notify the Transferee Parties of any written communications to or from any Governmental Authority with respect to matters that could reasonably be expected to have an adverse effect upon a Facility or the issuance of any Required License, and Tenants shall promptly provide the Transferee Parties with copies of any such communications.

1.4.                              Without limiting Tenants’ obligations under Section 1.3, from and after the date that is three (3) weeks prior to the anticipated Transition Date for each Facility, the applicable Tenant shall provide TRS and Five Star with reasonable access to all residents at each such Facility for purposes of conducting introductory meetings with such residents.

1.5.                              Each of the Parties acknowledges and agrees that if the Transition Date with respect to any Facility has not occurred prior to December 31, 2013, then unless otherwise expressly provided herein to the contrary, the terms of this Agreement shall no longer apply to such Facility and such Facility shall be transferred by the applicable Tenant to the Landlord in accordance with the pertinent terms of the Lease respecting the transfer of such Facility to the Landlord.

2.                                  Assignment of the Contracts; Conveyance of Transferred Assets.

2.1.                              On each Transition Date, Tenants shall assign all Contracts with respect to the applicable Facilities being transferred as of such date (to the extent such Contracts are assignable pursuant to the terms thereof) as the Transferee Parties shall elect to assume in a written notice to Tenants, and the applicable Transferee Party shall assume and undertake to perform any and all obligations accruing under such Contracts from and after such Transition Date (such Contracts, collectively, the “Assumed Contracts”; all Contracts, other than the Assumed Contracts, shall be referred to herein collectively as, the “Rejected Contracts”) pursuant to an assignment and assumption agreement substantially in the form of Exhibit C attached hereto; provided, however, that the applicable Transferee Party shall be required to assume (A) each sublease entered into by a Tenant with respect to space at any Facility prior to the Execution Date so long as any one of the following conditions applies to such sublease: (x) such sublease is identified on Schedule 11.1(e) attached hereto, or (y) such sublease relates to ancillary services provided at such Facility and does not demise, together with all other subleases at such Facility, more than 4,000 square feet of space in the aggregate, and (B) the Contracts identified on Schedule 2.1 attached hereto (which subleases and Contracts shall in no event constitute Rejected Contracts).  Within thirty (30) days after the Execution Date, Tenants shall deliver to the Transferee Parties: (i) a schedule that, to Tenants’ actual knowledge, is a true, correct and complete list of all Contracts in Tenants’ possession or control for each Facility as of such date, and (ii) those documents which, to Tenants’ actual knowledge, are true, correct and complete copies of all such Contracts and all Resident Agreements in effect as of such date.  Within twenty (20) days after receiving such schedule and Contracts, the Transferee Parties will give written notice to the Tenants identifying which Contracts they elect to assume (provided that, for the avoidance of doubt, the Transferee Parties shall be required to assume all subleases and the Contracts identified on Schedule 2.1, as heretofore provided, regardless of whether such subleases and Contracts are identified in such notice).  With respect to Rejected Contracts, Tenants shall deliver notices of termination to their respective counterparties effective on the applicable Transition Date, and any payment of any termination or other similar costs incurred in connection with the termination of the Rejected Contracts shall be paid by Tenants.

2.2.                              On each Transition Date, Tenants shall transfer to the applicable Transferee Party, as directed by the Transferee Parties, without recourse, representation or warranty whatsoever (except as otherwise expressly provided in this Agreement), all of Tenants’ right, title and interest, if any, in and to the following assets with respect to each applicable Facility being transferred as of such date: (i) the leasehold improvements at such Facility, (ii) the furniture, fixtures, and equipment (including, without limitation, any motor vehicles) that are located at such Facility and that are held by Tenants solely for use in connection with the operation of such Facility (the “FF&E”), (iii) all consumable goods and supplies, including inventories of food, beverages, pharmaceuticals, medical supplies, linens, clothing or similar items utilized in connection with the operation and/or maintenance of such Facility (the items described in clause (iii), collectively, the “Consumables”), and (iv) the applicable Facility Name (all items described in clauses (i) through (iv) of this Section 2.2 shall be collectively referred to herein as the “Transferred Assets”); provided, however, that to the extent any of the foregoing assets are leased assets, or vendor owned assets, then such assets shall be excluded from the Transferred Assets.  Except as otherwise expressly provided in this Agreement, no representation or warranty whatsoever is made by Tenants as to the Transferred Assets and the same shall be conveyed by Tenants in their “AS-IS” “WHERE-IS” condition as of the applicable Transition Date, but subject to all of the terms and conditions of this Agreement (including, without limitation, Tenants’ compliance with Section 10.1 of this Agreement).  Notwithstanding the foregoing, the Transferred Assets shall not include any of the following items, which the Transferee Parties acknowledge and agree shall remain the property of the Tenants and may be removed by the Tenants from the Facilities on or prior to the applicable Transition Date for each Facility (except as otherwise expressly provided in Section 7.1 hereof): the lift equipment described on Schedule 2.2 attached hereto, routers, modems, power strips, and software, software licenses, operating procedures manuals, corporate systems (such as accounting or cash management systems), capital stock, tax refunds, goodwill, Intellectual Property and Proprietary Marks.  Simultaneously with the execution and delivery of this Agreement by the Parties, TRS shall pay to Tenants the aggregate amount of One Million and 00/100 Dollars ($1,000,000.00) in consideration for the transfer by Tenants of all of the FF&E at the Facilities, as the same will be consummated on the applicable Transition Date for each Facility.  On each Transition Date, the Tenants shall effectuate the transfer of the Transferred Assets relating to the Facilities being transferred as of such date to the applicable Transferee Parties for no other additional cost by executing and delivering one or more bills of sale substantially in form of Exhibit D attached hereto.  Tenants acknowledge that different bills of sale to different Transferee Parties may be required for each Facility.  Notwithstanding Section 1.5 to the contrary, the Tenants acknowledge and agree that if the Transition Date with respect to any Facility has not occurred prior to December 31, 2013, then the applicable Tenant shall execute and deliver to the applicable Transferee Party a bill of sale substantially in form of Exhibit D to effectuate the transfer of the Transferred Assets relating to such Facility to the applicable Transferee Party.

2.3.                              The Parties shall work together in all commercially reasonable respects to effectuate the assignment and assumption of the Assumed Contracts and transfer of the Transferred Assets as provided in this Section 2.

2.4.                              All insurance maintained by Tenants relating to the Facilities, Facility Employees (as hereinafter defined), and Facility residents will be terminated with respect to each Facility as of the Transition Date for such Facility. The applicable Transferee Parties shall secure all necessary insurance with respect to a Facility, the employees of such Facility, and Facility residents from and after the Transition Date for such Facility at its or their sole cost and expense.

3.                                       Accounts Receivable.

3.1.                              On each Transition Date, TRS shall pay to the applicable Tenant, by wire transfer of immediately available funds, the value of all outstanding accounts receivable and unbilled accounts receivable as of the applicable Transition Date that relate to goods and services provided to those residents who are, as of such Transition Date, still residents of the applicable Facilities being transferred (the “Transferred Accounts Receivable”).  The Transferred Accounts Receivable shall have such value as is shown on Tenant’s books and records kept in the ordinary course; provided, however, that notwithstanding the foregoing, non-governmental Transferred Accounts Receivable that are outstanding for more than sixty (60) days as of the applicable Transition Date shall be valued at $0.00, and governmental Transferred Accounts Receivable that are outstanding for more than ninety (90) days as of the applicable Transition Date shall be valued at $0.00.  From and after the applicable Transition Date, Tenants shall not have any right or obligation to pursue collection of any Transferred Accounts Receivable on behalf of TRS and Tenants shall not have any liability to pay to TRS any amounts that TRS is unable to collect or retain in respect of the Transferred Accounts Receivable, except as provided in Section 5.5(a).  If at any time on or after the applicable Transition Date any funds are paid to Tenants in respect of the Transferred Accounts Receivable, the applicable Tenant shall hold such funds in trust on behalf of TRS and shall remit any such funds to TRS within fifteen (15) days of such Tenant’s receipt of such funds together with a copy of the applicable remittance advice.

3.2.                              The Transferee Parties acknowledge and agree that Tenants shall retain all outstanding accounts receivable and unbilled accounts receivable as of the applicable Transition Date that relate to goods and services provided to individuals who were residents of the applicable Facilities prior to the applicable Transition Date but who, as of applicable Transition Date, are no longer residents at such Facilities (the “Retained Accounts Receivable”), and nothing herein shall be deemed to limit any Tenant’s rights and remedies to recover amounts owed to the Tenants in respect of the Retained Accounts Receivable.  If at any time on or after the applicable Transition Date any funds are paid to the Transferee Parties in respect of the Retained Accounts Receivable, the applicable Transferee Party shall hold such funds in trust on behalf of the applicable Tenant and shall promptly remit such funds to the applicable Tenant within fifteen (15) days of such Transferee Party’s receipt of such funds together with a copy of the applicable remittance advice.  Subject to applicable laws, TRS and Five Star shall, within five (5)  business days of receiving a written request from any Tenant, furnish copies of any documentation reasonably requested by such Tenant relating to the Retained Accounts Receivable in order facilitate such Tenant’s recovery of amounts owed in respect of the Retained Accounts Receivable, and the applicable Tenant shall reimburse TRS or Five Star, as applicable, for any reasonable out-of-pocket costs and expenses incurred by TRS or Five Star in connection with the foregoing.

4.                                  Resident Deposits/Treatment of Resident Agreements.

4.1.                              On each Transition Date, the applicable Tenant shall deliver to TRS all resident deposits held by such Tenant as of the applicable Transition Date for the residents of the Facilities being transferred as of such date (the “Resident Deposits”) and all resident trust funds held by such Tenant as of such Transition Date for the residents of the Facilities being transferred as of such date (the “Resident Trust Funds”).  Tenants agree to jointly and severally indemnify, defend and hold harmless the Transferee Parties and their respective Affiliates, managers, directors, officers, employees and agents from and against any and all claims, causes of action, judgments, costs, liabilities, obligations and expenses, including reasonable attorneys fees and disbursements, that may be asserted against, imposed upon or incurred by any such party with respect to the Resident Deposits and/or the Resident Trust Funds attributable to periods arising prior to the applicable Transition Date or with respect to any other resident deposits or resident trust funds or claims therefor which are not delivered to TRS.  The Transferee Parties agree to jointly and severally indemnify, defend and hold harmless Tenants, Tenants’ Affiliates and their respective managers, directors, officers, employees and agents from and against any and all claims, causes of action, judgments, costs, liabilities, obligations and expenses, including reasonable attorneys fees and disbursements, that may be asserted against, imposed upon or incurred by any such party with respect to the Resident Deposits and/or the Resident Trust Funds attributable to periods arising from and after the applicable Transition Date.

4.2.                              On each Transition Date, the applicable Tenant shall assign to TRS, and TRS shall assume all of the Resident Agreements in effect as of such date with respect to each Facility being transferred as of such Transition Date pursuant to an assignment and assumption agreement substantially in the form attached hereto as Exhibit C, and the applicable Tenant shall leave at the applicable Facility or otherwise deliver to TRS an original of each such Resident Agreement being assigned to TRS as of such Transition Date.

4.3.                              On or prior to the date that is fifteen (15) days prior to each Transition Date, the Tenants shall deliver to TRS a list setting forth (i) the names of each of the individuals who, as of such date, are residents at those Facilities that are scheduled to be transferred to TRS at the next Transition Date, (ii) the Resident Deposits and Resident Trust Funds held by Tenants as of such date with respect to the residents referred to in sub-clause (i) of this Section 4.3, and (iii) all of the Resident Agreements in effect as of such date between the applicable Tenant, on the one hand, and the residents referred to in sub-clause (i) of this Section 4.3, on the other hand.

5.                                  Medicare and/or Medicaid.

5.1.                              Schedule 5.1 attached hereto sets forth the Medicare provider numbers and Medicaid provider numbers held by the Tenants with respect to the Facilities as well as all National Provider Identifiers held by each of the Facilities.

5.2.                              The Parties acknowledge that the transfer of the operations at each Facility as contemplated under this Agreement will constitute a change of ownership of the Facility for purposes of participation in the Medicare program and will effect an automatic assignment of the Facility’s Medicare Provider Agreements and number to the transferee of the Facility.  The transferee of each Facility shall not reject assignment of such Facility’s Medicare Provider Agreement. The Parties will act diligently to complete and file the required CMS Forms 855A for each Facility so that they may be timely filed.  If the tie-in notice which will enable a transferee of a Facility to receive reimbursement directly from Medicare for items and services furnished at the Facility under the Facility’s Medicare Provider Agreement is not received by the transferee on or before the applicable Transition Date for such Facility, such transferee shall not bill under the Medicare Provider Agreement until it receives the applicable tie—in notice.

5.3.                              Prior to the applicable Transition Date, TRS or Five Star shall provide all notices and make all necessary filings as required under applicable Florida state law in order for the applicable Transferee Party to become the Medicaid provider at the Facilities located in the State of Florida.  In no event shall any Transferee Party bill under Tenants’ Florida Medicaid Provider Agreements.

5.4.                              Tenants shall timely prepare and file any Medicare and/or Medicaid cost reports related to the period prior to the applicable Transition Date with respect to each Facility. The applicable Tenant shall be authorized to contact the business office manager at each Facility during normal business hours in order to obtain information needed to prepare the final Medicare and/or Medicaid cost reports with respect to claims filed with Medicare and/or Medicaid prior to the applicable Transition Date for each Facility.  TRS or Five Star shall deliver to the applicable Tenant, within ten (10) business days after the applicable Transition Date, the final monthly Medicare and/or Medicaid billing package of information identified by the applicable Tenant as necessary to file the claims due to the applicable Tenant with respect to the Facilities being transferred as of such Transition Date.  TRS or Five Star shall deliver to the applicable Tenant, within five (5) business days after a written request to TRS or Five Star, any Medicare and/or Medicaid billing supporting information for filing Medicare and/or Medicaid claims relating to the period prior to the applicable Transition Date and reasonably requested by such Tenant.  Tenants shall complete and file the final claims through the applicable Transition Date as a part of completing the Final Month-End Process which shall be performed in accordance with Section 1 of Schedule 10.2 hereof.

5.5.                              TRS, Five Star and Tenants hereby agree as follows:

(a)                                  In no event, shall any Transferee Party have any liability whatsoever with respect to any obligations, judgments, liabilities, including Overpayment liabilities, penalties, violations, fees, fines, interest, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), relating to (i) the applicable Tenant’s furnishing of items or services, prior to the applicable Transition Date, to Medicare or Medicaid beneficiaries, (ii) the applicable Tenant’s financial accounting, coding, billing, cost reporting or claims submissions activities with respect to Governmental Programs prior to the applicable Transition Date or pursuant to Section 5.4 of this Agreement, or (iii) the applicable Tenant’s retention of payments for the furnishing of such items and services (collectively, the “Prior Period Governmental Program Losses”). Tenants shall indemnify and defend the Transferee Parties and hold the Transferee Parties harmless against and with respect to any Damages for Prior Period Governmental Program Losses, including any amounts recovered by a Governmental Authority from a Transferee Party through recoupment, offset, retroactive payment denial or otherwise.  If any Party determines that an Overpayment exists relating to periods prior to the applicable Transition Date for any Facility, such Party shall provide prompt written notice thereof (which notice shall include the amount of such Overpayment) to the other Parties.  If any Party disagrees in good faith with a determination by any other Party that an Overpayment exists relating to periods prior to the applicable Transition Date or with respect to the amount of any such Overpayment (a “Disputed Overpayment”), then such Party shall provide prompt written notice thereof to the other Parties and the applicable Parties shall endeavor to agree on the existence and/or amount of such Disputed Overpayment.  If the Parties cannot agree on the existence and/or amount of such Disputed Overpayment, then they shall submit the same to arbitration in accordance with the rules of the American Arbitration Association.  In no event shall a Tenant’s obligation to indemnify pursuant to this Section 5.5 arise with respect to a Disputed Overpayment, until either (i) the Parties reach an agreement with respect to the Disputed Overpayment (which agreement shall be in writing and signed by the Parties), (ii) a ruling is rendered by the arbitrators pursuant to an arbitration conducted in accordance with the immediately preceding sentence which determines that an Overpayment exists, or (iii) a written acknowledgement validating such Disputed Overpayment has been issued by the applicable Governmental Authority, and such acknowledgement together with any written correspondence and supporting documentation, if any, received by TRS, Five Star or a Transferee Party is delivered to the applicable Tenant.  Nothing herein shall be deemed to prevent or restrict a Transferee Party from paying when due any Overpayments, nor shall anything herein prevent or restrict any Party from contesting with any Governmental Authority any Overpayments, with or without participation from any other Party.  Nothing herein shall preclude any Transferee Party from initiating and seeking relief in a court proceeding to obtain possession of any Facility, whether by summary process or eviction proceeding or otherwise, in connection with any Event of Default by either Tenant under any Lease.

(b)                                 In no event, shall a Tenant have any liability whatsoever with respect to Damages relating to the applicable Transferee Party’s furnishing of items or services, on or after the applicable Transition Date, to Medicare or Medicaid beneficiaries, (ii) the applicable Transferee Party’s financial accounting, coding, billing, cost reporting or claims submissions activities for its own account with respect to in Governmental Programs on or after the applicable Transition Date, or (iii) the applicable Transferee Party’s retention of payments for the furnishing of such items and services (collectively, the “Post Transition Date Governmental Program Losses”).  TRS and Five Star shall indemnify and defend Tenants and hold Tenants harmless against and with respect to any Damages for Post Transition Date Governmental Program Losses.

(c)                                  Each Party hereto agrees to notify the other Parties in writing within ten (10) business days after receipt of any notice from an applicable Governmental Authority of any liability with respect to an alleged Medicare or Medicaid Overpayment relating to periods prior to the Transition Date.  Each Party further agrees to notify the other in writing immediately upon the initiation of an investigation, audit or other review by a Party or a Governmental Authority of any alleged Overpayments relating to periods prior to the Transition Date. Each Party shall be entitled to participate with the other Parties in all such investigations, audits and reviews, in the determination of overpayment amounts, if any, and in the pursuit of all available remedies.  Each Party further agrees to cooperate fully in connection with the foregoing matters, including, without limitation, permitting the other Parties to access and make copies of all records necessary to enable a Party to investigate and defend all claims under this Section 5.

(d)                                 Tenants shall remain responsible for all Prior Period Governmental Program Losses relating to a particular Facility for, and this Section 5.5 shall survive for, a period of four (4) years after the applicable Transition Date for each Facility.  The Transferee Parties shall be responsible for all Post Transition Date Governmental Program Losses relating to a particular Facility.

(e)                                  The indemnification rights and obligations pursuant to this Section 5.5 are separate and distinct from the indemnification rights and obligations set forth in Section 11.4 of this Agreement.  In the event of any conflict between the provisions of this Section 5 and the provisions of any other section of this Agreement, the provisions of this Section 5 shall prevail.  Specifically, and without limiting the generality of the foregoing, any liabilities that may arise from the breach of a representation or warranty in Section 11 of this Agreement which would reasonably be understood to be Prior Period Governmental Program Losses as defined in Section 5.5(a) or Post Transition Date Governmental Program Losses as defined in Section 5.5(b), as the case may be,  shall be subject only to the limitations of this Section 5 and no other limitations set forth in this Agreement.

5.6.                              If after the applicable Transition Date, any such Governmental Authority determines that there are amounts due and owing to a Tenant with respect to items or services furnished prior to the Transition Date, TRS or Five Star shall notify the applicable Tenant of the same in writing, which notice shall be accompanied by any written correspondence received by TRS or Five Star with respect thereto.  In such event, upon TRS’s or Five Star’s receipt of any such amounts, TRS or Five Star shall promptly, but in no event later than ten (10) days after such receipt, forward any such amounts to the applicable Tenant.

5.7.                              Any failure of a Tenant to indemnify the Transferee Parties with respect to Damages for Prior Period Governmental Program Losses (as provided in Section 5.5), whether recovered by a Governmental Authority from a Transferee Party through recoupment, offset, retroactive payment denial or otherwise shall, following the delivery of written notice to the applicable Tenant asserting such failure (which notice shall be in all caps bold 14-point font and shall specifically reference this Section 5.7), and the passage of an additional 30 day period following the date of said notice during which the applicable Tenant shall not cure such failure, constitute an Event of Default (as defined therein) under each Remaining Lease.

6.                                  Employees.

6.1.                              Tenants shall terminate the employment of each of the Tenants’ employees employed at each Facility immediately prior to the Transition Date for such Facility (collectively, the “Facility Employees”), effective as of such Transition Date. Subject to the terms of Section 6.7, on or before the applicable Transition Date, Five Star shall offer to hire, on an at-will basis, not less than ninety percent (90%) of the Facility Employees at each Facility on a non-discriminatory basis and, in all events, a sufficient number of Facility Employees to avoid WARN Act (hereinafter defined) notification obligations. For the sake of clarity, “at-will basis” means that at all times during their employment, such employees shall have the right to terminate their employment and Five Star shall have the right to terminate their employment, with or without notice, for any reason or for no reason at all.  Any such offer of employment to a

Facility Employee by Five Star shall be to perform comparable services, in such position as is comparable to the position such Facility Employee held with any Tenant immediately prior to the Transition Date, provided that Five Star may offer compensation to such Facility Employees at levels commensurate with compensation levels paid to other employees of Five Star holding comparable positions. Tenants shall reasonably cooperate with Five Star in the transition of employment for Facility Employees to Five Star, at Five Star’s sole cost and expense.  Without limiting the foregoing, from and after the date that is three (3) weeks prior to the anticipated Transition Date for each Facility, the applicable Tenant shall provide Five Star with reasonable access to all Facility Employees employed at each such Facility for purposes of conducting introductory meetings with such Facility Employees and preparing to transition them into the employment of Five Star.  Tenants shall be responsible for the payment of all severance costs associated with Facility Employees for whom Five Star does not make an offer of employment or who do not accept Five Star’s offer of employment and Five Star shall be responsible for any severance pay (as determined by Five Star in its sole discretion) due to any Hired Employee (as defined in Section 6.2 below) that Five Star elects to terminate after the Transition Date.

6.2.                              On the Transition Date for each Facility, Five Star shall hire each Facility Employee employed at such Facility who has been offered, and elects to accept, employment with Five Star in accordance with the terms of Section 6.1 (all of such employees who accept employment with Five Star being herein called “Hired Employees”).  Tenants shall indemnify, defend and hold harmless Five Star and its Affiliates, owners and employees, against any and all labor or employment claims, liabilities and obligations (including, without limitation, reasonable attorneys’ fees and costs) which arise out of Tenants’ or their Affiliates’ acts or omissions or events occurring prior to such Transition Date, including, without limitation, all claims arising as a result of the termination by Tenants of any Facility Employee if, and to the extent, such Facility Employee does not subsequently become a Hired Employee.  Five Star shall indemnify, defend and hold harmless Tenants and their respective Affiliates, owners and employees, against any and all labor or employment claims, liabilities and obligations (including, without limitation, reasonable attorneys’ fees and costs) which arise out of Five Star’s or its Affiliates’ acts or omissions or events occurring from and after such Transition Date, including, without limitation, all claims arising as a result of the termination by Five Star of any Hired Employee.

6.3.                              On the applicable Transition Date for each Facility or the first day of the immediately succeeding pay period, Tenants shall pay to each Facility Employee employed at such Facility an amount equal to any and all salary earned by such employee as of the Transition Date.  On such Transition Date, Tenants shall pay out to Hired Employees any accrued or earned paid time off in accordance with state regulations. Five Star and Tenants acknowledge and agree that any payments required to be made pursuant to this Section 6.3 shall be Tenants’ sole responsibility and shall not be subject to any proration or adjustment provided for in this Agreement.

6.4.                              Nothing in this Agreement shall create any rights in favor of any person not a party hereto, including the Facility Employees and/or any Hired Employees, or constitute an employment agreement or condition of employment for any employee of Tenants or any Affiliate of Tenants.

6.5.                              As of the applicable Transition Date for each Facility, all full time Hired Employees for any Facility who, immediately prior to the Transition Date, participated in group health insurance coverage sponsored by Tenants, shall be eligible for participation in a group health plan (as defined for purposes of Internal Revenue Code Section 4980B) established and maintained by Five Star pursuant to the eligibility rules applicable to such plan(s).  To the extent permissible under the plan of Five Star, all such Hired Employees shall be covered without a waiting period and without regard to any pre-existing condition unless they (i) are under a waiting period with the applicable Tenant as of such Transition Date, in which case they shall be required to complete their waiting period while under Five Star’s plan or in accordance with the terms of Five Star’s benefit plan, or (ii) were subject to a pre-existing condition exclusion while under the applicable Tenant’s group health plan, in which case they shall be subject to the same exclusion while in Five Star’s group health plan or in accordance with the terms of Five Star’s benefit plan, which exclusion shall, if applicable, be subject to the same time limitation while the Hired Employees are in Five Star’s employ as was applicable thereto while the Hired Employees were in the applicable Tenant’s employ, with the time limit calculated from the date the same commenced while said employees were in the applicable Tenant’s employ.  Tenants and Five Star acknowledge and agree that it is the intent of this provision that Tenants shall not be required to provide continued health coverage under ERISA or Section 4980 of the Internal Revenue Code to any of the Hired Employees or to any qualified beneficiary (as defined for purposes of Section 4980B of the Internal Revenue Code) of any such Hired Employees.

6.6.                            None of the Transferee Parties or any of their Affiliates shall assume any pension or welfare benefit plans or other arrangements of Tenants (“Plans”) or any of their Affiliates, any liabilities thereunder, or any related trust agreements, insurance contracts, or other agreements made in connection with the Plans.

6.7.                            On each applicable Transition Date, to the extent permitted by applicable law, Tenants shall have the right to remove and retain the original counterparts of all employment records from the Facilities being transferred as of such date. To the extent permitted by applicable law, copies of the following employee records for all Hired Employees in Tenants’ possession shall be left at each Facility on the Transition Date for such Facility: background checks, food handlers cards, health screens, CPR certifications, first aide certifications, continuing education and training records, performance reviews, fingerprints, and professional licensure records; provided that each such employee has executed a release substantially in the form attached hereto as Exhibit E (an “Employee Release”). Tenants shall reasonably cooperate with Five Star’s conduct of criminal background checks, excluded provider checks and drug tests of Facility Employees (where permitted under state law) at each Facility within a reasonable time prior to the applicable Transition Date for such Facility, at no out-of-pocket cost or expense to Tenants, provided that each such Facility Employee has executed an Employee Release.  Notwithstanding anything to the contrary contained in Section 6.1, Five Star shall not be required to offer employment to Facility Employees who are unwilling to execute an Employee Release and Five Star’s failure to offer employment to any such Facility Employee shall not be a breach of its obligation to offer to hire a sufficient number of Facility Employees under Section 6.1.

6.8.                            Five Star acknowledges that certain Facility Employees may work part time at a Facility and part time at a separate health care facility owned or operated by Tenants or their Affiliates that is not included within the transactions contemplated hereunder.  Five Star agrees that such part time employees may continue their employment with the applicable Tenant or its Affiliates at such party’s separate health care facility provided that such employment does not adversely affect the subject employee’s performance of his or her obligations at the Facility.  For a period of one (1) year following the Transition Date for each Facility, neither Tenants nor their Affiliates shall solicit any Hired Employee working at such Facility for any employment opportunity at any other health care facility that is owned, operated or managed by Tenants or their Affiliates; provided, however, that the foregoing shall not apply to or restrict Tenants or their Affiliates from offering employment to or hiring or employing any such Hired Employee at any such other facility who either (i) approaches either Tenant or any Tenant Affiliate and requests information about potential employment outside of such Facility, or (ii) responds to any general employment advertisements or any general solicitation by either Tenant or any Tenant Affiliate so long as such general advertisements or solicitations are part of such Tenant’s or its Affiliate’s customary recruiting techniques to locate qualified employees and does not target principally or exclusively employees of any such Facility. Notwithstanding anything to the contrary contained herein, Tenants or their Affiliates shall have the right (but not the obligation) to employ or offer to employ any Facility Employee who declines Five Star’s offer of employment or who is not offered employment by Five Star.

7.                                 Proprietary Materials and Intellectual Property.

7.1.                            On each Transition Date, Tenants may remove any and all of Tenants’ and its Affiliates’ proprietary binders, documents, posters, “EAP”, “Hotline”, OSHA and similar documents and materials at the Facilities that are being transferred as of such date; provided, however, that copies of Tenants’ policy and procedure manuals shall remain at the such Facilities for ninety (90) days following the applicable Transition Date and Tenants shall permit TRS or Five Star to use such materials during such ninety (90) day period. Prior to or upon the expiration of such ninety (90) day period, TRS or Five Star, as applicable, shall return such policy and procedure manuals to Tenants. TRS and Five Star covenant and agree that they shall not retain any copies of Tenants’ policy and procedure manuals following such ninety (90) day period. Notwithstanding anything herein to the contrary, Tenants shall be entitled, but not required, to remove any computer equipment and/or proprietary software owned or leased (to the extent the lease is not assigned pursuant to Section 2) by Tenants or their affiliates at the Facilities and identified on Schedule 7.1 attached hereto; provided, however, that Tenants shall supply administrative passwords for desktop computers located at the Facilities and the program known as “OEM MS OS” will be made available for re-imaging desktop computers.

7.2.                            All Proprietary Marks and Intellectual Property (each as hereinafter defined in Section 24) are proprietary and may not be used except as provided in Section 7.1 without the express written consent of a Tenant.  None of the Transferee Parties shall use any marketing material, trademarks, Proprietary Marks or Intellectual Property, including, without limitation, any software developed by Tenants or any Affiliates of Tenants or any written manuals, instructions, policies, procedures or directives regarding the procedures and technology used in the operation of any Facility except as provided in Section 7.1 without the express written consent of a Tenant.

7.3.                            TRS or Five Star shall remove or cover Tenants’ signage and logos (including external monument signs) at each Facility within ten (10) business days following the applicable Transition Date, other than such signage or logos that only contain Landlord’s Proprietary Marks.  TRS or Five Star shall cover or remove any Tenant logos on any Facility’s vehicles within ten (10) business days following the applicable Transition Date, other than such logos that only contain Landlord’s Proprietary Marks.  Consumables, such as napkins and paper cups, containing a Tenant logo or any Proprietary Marks may be used within the Facilities until the supply of such Consumables is exhausted.

8.                                 Utilities.  TRS and/or Five Star will take such action as may be necessary to cause all utilities to be transferred to TRS’s or Five Star’s name as of the Transition Date.  Each Tenant will, upon request and at no out-of-pocket cost or expense to such Tenant, cooperate in such transfer process.  For the avoidance of doubt, any deposits or other sums required to be furnished to the applicable utility company in connection with the transfer of all utilities shall be posted by TRS or Five Star.

9.                                 Access to Records.

9.1.                            After each Transition Date and subject to all applicable laws, each Transferee Party shall allow Tenants and their agents and representatives to have reasonable access to (upon reasonable prior written notice and during normal business hours), and to make copies of any original Resident Agreements delivered by the Tenants to any Transferee Party, and the books and records and supporting materials of the applicable Facilities that were transferred relating to the period prior to such Transition Date, for any reasonable purpose, including without limitation, to enable a Tenant to investigate and defend malpractice, employee or other claims, to file or defend third party billings and tax returns and to verify accounts receivable collections due such Tenant. Each Transferee Party agrees to reasonably cooperate with Tenants in connection with the foregoing matters at no out-of-pocket cost or expense to such Transferee Party.

9.2.                            Subject to all applicable laws, each Tenant shall be entitled to remove the originals of any records or other documentation delivered to any Transferee Party for purposes of litigation involving a resident or employee to whom such record relates, if an officer of or counsel for any Tenant certifies that such original must be produced in order to comply with applicable law or the order of a court of competent jurisdiction in connection with such litigation.  The right to remove any original records or documents pursuant to this Section 9.2 shall be contingent upon such Tenant providing the applicable Transferee Party with true, correct and complete photocopies of such records or documents prior to their removal at such Tenant’s sole cost and expense.  Any record or document so removed shall promptly be returned to the applicable Transferee Party following its use.

9.3.                            TRS or Five Star, as applicable, agrees to maintain such books, records and other material comprising records of the operations of each Facility prior to the applicable Transition Date, as well as any original counterparts of any documents delivered by a Tenant to any Transferee Party for such Facility that have been received by TRS or Five Star, as applicable, from any Tenant or otherwise, including, but not limited to, resident records and records of resident funds, to the extent required by law, but in no event for less than three (3) years following the applicable Transition Date for such Facility.  To the extent permitted by applicable law, all original resident records (including, without limitation, medical records) and records of resident funds, to the extent such records pertain to current residents as of the applicable Transition Date (regardless of the level of care then being received by such resident), and all other books, records and supporting materials of each Facility being transferred as of such Transition Date, shall be delivered by the applicable Tenant to TRS or Five Star (as the Transferee Parties may direct) and maintained by TRS or Five Star after the applicable Transition Date in accordance with the terms of this Section 9.  On each Transition Date, Tenants shall, to the extent permitted by applicable law, be entitled to remove and retain original resident records and records of resident funds from each applicable Facility, to the extent such records pertain to individuals who have not been residents at such Facility at any time during the three (3) years preceding the applicable Transition Date for such Facility, and Tenants agree to maintain such records to the extent required by law, but in no event for less than three (3) years following such Transition Date; provided, however, on each of the first three (3) anniversaries of such Transition Date, TRS or Five Star shall, to the extent permitted by applicable law, deliver to the applicable Tenant all original resident records and records of resident funds to the extent such records pertain to individuals who have not been residents at such Facility at any time during the three (3) years preceding the applicable anniversary date, and Tenants agree to maintain such records to the extent required by law, but in no event for less than three years following such anniversary date.  After each Transition Date and subject to all applicable laws, each Tenant shall allow the Transferee Parties to have reasonable access to (upon reasonable prior written notice and during normal business hours), and to make copies of the records or prior residents for any reasonable purpose at no out-of-pocket cost or expense to such Tenant.

9.4.                            Each Tenant agrees to indemnify, defend and hold harmless the Transferee Parties and their respective Affiliates, managers, directors, officers, employees and agents from and against any and all claims, causes of action, judgments, costs, liabilities, obligations and expenses, including reasonable attorneys fees and disbursements, that may be asserted against, imposed upon or incurred by any such party in connection with such Tenant’s exercise of its rights under this Section 9.

10.                          Other Transition Matters.

10.1.                     Between the Execution Date and the Transition Date with respect to each Facility, each Tenant agrees (a) to operate such Facility in the ordinary course of business as currently operated and otherwise in compliance with the terms and conditions of the Leases and (b) not to enter into any new Contracts (or otherwise amend or modify any Contracts) with respect to any Facility, unless such new, amended or modified Contract may be terminated on not more than thirty (30) days’ prior notice without payment of any fee or penalty, and (c) to maintain the FF&E in a manner consistent with Tenants’ past practices.

10.2.                     Each Party hereby agrees to effect the prorations and implement the additional transition matters set forth on Schedule 10.2 attached hereto and made a part hereof to the extent applicable to such Party.

10.3.                     Tenants and Five Star acknowledge that, in connection with the transition of the management and operation of certain other facilities prior to the Execution Date, certain reserves were established to cover insurance retentions for the insurance program maintained by or on behalf of Tenants.  Simultaneously with the execution and delivery of this Agreement, and in addition to the prorations provided for hereunder, Tenants shall pay to Five Star Forty-One Thousand Nine Hundred Eight-Two and 26/100 Dollars ($41,982.26), which Tenants and Five Star acknowledge and agree represents the entire amount of all such reserves, net of all claims and/or liabilities existing as of the Effective Date to which such reserve funds are to be applied.

10.4.                     The obligations of the Transferee Parties to consummate the transactions contemplated by this Agreement and to accept the operations at and possession of each Facility as of the Transition Date for such Facility shall be subject to the satisfaction or waiver by the Transferee Parties of the following conditions precedent as of such Transition Date: (a) the representations and warranties set forth in Section 11.1 shall be true and correct in all material respects as of such date, regardless of whether or not such representations and warranties were made as of an earlier date; provided, however, that the Tenants shall have the right to update the representations and warranties set forth in Sections 11.1(e) through 11.1(p) on each applicable Transition Date based on changes in facts and circumstances that have arisen during the period between the Effective Date and the applicable Transition Date so long as the information contained in such updates could not reasonably be expected to have a material adverse effect on the Facilities being transferred on the applicable Transition Date or on TRS’s or Five Star’s ability to operate the same in the manner currently conducted from and after the applicable Transition Date, (b) all documents to be executed and delivered by Tenants under this Agreement with respect to the applicable Facilities being transferred as of such date shall have been duly executed and delivered, (c) all material covenants of Tenants under this Agreement shall have been complied with as of such date, and (d) no Event of Default (as such term is defined in the Leases or any of the other leases listed on Schedule 10.4 attached hereto (the “Remaining Leases”)) shall have occurred and be continuing under any of the Leases or the Remaining Leases.  If on a particular Transition Date there exists a default under any Lease relating to a Facility that is to be transitioned as of such date with respect to which the Landlord has previously notified the applicable Tenant in writing but such default has not been cured by the applicable Tenant, the same shall not constitute a condition precedent to the obligations of the Transferee Parties to consummate the transactions contemplated by this Agreement, provided, however, that the Landlord shall not be required to execute and deliver a Release and Termination of Guaranty with respect to such Lease until such default has been cured by the applicable Tenant.  In no event shall the waiver by any Transferee Party of the failure of any condition precedent under this Agreement operate to waive, limit or otherwise impair such waiving Transferee Party’s rights to pursue any rights or remedies available to it under this Agreement or any other agreement with respect to the facts or circumstances giving rise to such failure.

10.5.                     The obligations of Tenants to consummate the transactions contemplated by this Agreement and to transfer the operations at and possession of each Facility as of the Transition Date for such Facility shall be subject to the satisfaction or waiver by Tenants of the following conditions precedent as of such Transition Date: (a) the representations and warranties set forth in Section 11.2 shall be true and correct in all material respects as of such date, regardless of whether or not such representations and warranties were made as of an earlier date, (b) all documents to be executed and delivered by the Transferee Parties under this Agreement with respect to the applicable Facilities being transferred as of such date shall have been duly executed and delivered and (c) all material covenants of the Transferee Parties under this Agreement shall have been complied with as of such date.  In no event shall the waiver by any Tenant of the failure of any condition precedent under this Agreement operate to waive, limit or otherwise impair such waiving Tenant’s rights to pursue any rights or remedies available to it under this Agreement or any other agreement with respect to the facts or circumstances giving rise to such failure.

11.                          Representations and Warranties.

11.1.                     Tenants’ Representations and Warranties.  Each Tenant makes the following representations and warranties to the Transferee Parties as of the Execution Date, and the obligations of the Transferee Parties to consummate the transactions contemplated hereby shall be contingent on such representations and warranties being true and correct in all material respects as of each Transition Date, in the case of the Facility(ies) then transferred, and all such representations and warranties shall be deemed to be remade on such Transition Date:

(a)                                 Each Tenant has all necessary power and authority to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby and to consummate the transactions provided for herein and all necessary action has been taken to authorize the individuals executing this Agreement on behalf of Tenants to do so.

(b)                                 This Agreement has been duly and validly executed and delivered by each Tenant and is enforceable against such Tenant in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and general principals of equity.

(c)                                  The execution and delivery of this Agreement by Tenants and the performance by Tenants of their obligations hereunder will not conflict with any provision of any law or regulation to which either Tenant is subject, conflict with or otherwise violate either Tenant’s organizational documents or conflict with or result in a breach of or constitute a default of any of the terms, conditions or provisions of any material agreement or instrument to which either Tenant is a party or by which either Tenant is bound or any order or decree applicable to either Tenant, in any manner that would have a material adverse effect on either Tenant’s ability to perform its obligations hereunder, subject to the approval of the applicable Governmental Authorities with respect to the transfer or replacement of the Principal Licenses and Ancillary Licenses.

(d)                                 Neither Tenant is required to secure the consent of any third party to enter into this Agreement or to carry out the terms hereof with the exception of (i) any consents that have been obtained as of the date hereof, (ii) any consents which may be required to assign any of the Contracts, and (iii) the approval of the applicable Governmental Authorities with respect to the transfer or replacement of the Principal Licenses and Ancillary Licenses.

(e)                                  Tenants have not (i) assigned any of the Lease(s), (ii) entered into any material sublease with respect to any of the Facility(ies) other than those subleases set forth on Schedule 11.1(e), or (iii) transferred or otherwise encumbered any of their right, title or interest under the Lease(s) or to the Facility(ies) to any third party, except pursuant to the Resident Agreements, Contracts and subleases entered into with respect to the Facilities.

(f)                                   Tenants have provided (or will provide in accordance with Section 2.1) Transferee Parties with, what to Tenants’ actual knowledge are, true, correct and complete copies of all Resident Agreements and Contracts in Tenants’ possession or control and, to Tenants’ actual knowledge, each such Resident Agreement and Contract constitutes the entire agreement between the applicable Tenant and the other party thereto.

(g)                                  Tenants own all of the Transferred Assets free and clear of any rights or claims of any third parties.

(h)                                 No Facility Employees are represented by any labor organization, and no labor organization or group of Facility Employees have made a pending demand for recognition or have filed a petition seeking a representation proceeding with the National Labor Relations Board within the last two (2) years.

(i)                                     To Tenants’ actual knowledge, all accounts receivable and unbilled accounts receivable represent and constitute bona fide indebtedness owing to Tenants for services actually performed or for goods or supplies actually provided with no set-offs, deductions, compromises, or reductions (other than reasonable allowances for bad debts and contractual allowances in an amount consistent with historical policies and procedures of the Tenants); it being understood that this representation does not constitute a guaranty that such accounts receivable will be collected.

(j)                                    All the Principal Licenses are valid and in full force and effect as of the date hereof.  Neither Tenant is in material default under any Principal License, and neither Tenant has received any notice of material default or any other material claim or proceeding relating to any such Principal License.  No investigations or proceedings by a Governmental Authority are pending which may result in the termination, revocation, or suspension of any Principal License.

(k)                                 The Medicare provider numbers and Medicaid provider numbers relating to all Medicare and Medicaid Programs in which a Tenant has participated at any time during the last three years are listed on Schedule 5.1 (the “Payment Programs”).  Each Tenant is certified as a participating provider, in good standing, in, and eligible to receive payment under, each Payment Program.  There is no investigation, audit, claim review, or other action pending, or to Tenants’ actual knowledge threatened, which could reasonably be expected to result in (A) a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of either Tenant’s participation in a Payment Program or (B) the exclusion from a Payment Program of either Tenant or any of its or their officers, directors or employees holding the title of “Executive Director”, “Health Care Coordinator”, “Skilled Nursing Administrator”, “Chief Nursing Officer”, “Controller” or any equivalent title or position.

(l)                                     Except as set forth on Schedule 11.1(l), to Tenants’ actual knowledge, neither Tenant is in violation of any federal or state laws, regulations, standards or requirements of an applicable Governmental Authority with respect to any Facility which violation could reasonably be expected to have a material adverse effect on the operation of such Facility.

(m)                             Intentionally Omitted.

(n)                                 Neither of the Tenants, nor any of the Tenants’ officers, directors or employees holding the title of “Executive Director”, “Health Care Coordinator”, “Skilled Nursing Administrator”, “Chief Nursing Officer”, “Controller” or any equivalent title or position has been excluded or, to either Tenant’s actual knowledge, threatened with the exclusion from participation in any federal health care program, as such term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f).

(o)                                 Notices of Program Reimbursement (or similar notices of settlement) have been issued by the applicable fiscal intermediary with respect to the cost reports of the Facilities for Medicare, Medicaid, TRICARE and Blue Cross (if any of the foregoing are required), and if required all reimbursements have been audited in all such cases through the cost reporting period for the cost report year ending December 31, 2010 (the “Audit Periods”).  Tenants have timely filed on behalf of the Facilities all material claims or other reports, including cost reports, required to be filed on or before the applicable due date with Governmental Programs.

(p)                                 Except as disclosed on Schedule 11.1(p), no validation review, probe audit, prepayment review or program integrity review related to either Tenant or to any of the Facilities has been conducted within the past twelve (12) months by any fiscal intermediary or Governmental Authority in connection with the Governmental Programs, and no such reviews are currently pending against or affecting either Tenant.

11.2.                     Transferee Parties’ Representations and Warranties. Each Transferee Party makes the following representations and warranties to Tenants as to itself, severally and not jointly, as of the Execution Date, and the obligations of Tenants to consummate the transactions contemplated hereby shall be contingent on such representations and warranties being true and correct in all material respects as of each Transition Date and all such representations and warranties shall be deemed to be remade on such Transition Date:

(a)                                 Such Transferee Party has all necessary power and authority to enter into this Agreement and to execute all documents and instruments referred to herein or contemplated hereby and to consummate the transactions provided for herein and all necessary action has been taken to authorize the individuals executing this Agreement on behalf of each such Transferee Party to do so.

(b)                                 This Agreement has been duly and validly executed and delivered by such Transferee Party and is enforceable against such Transferee Party in accordance with its terms except as such enforceability may be limited by creditors’ rights laws and general principles of equity.

(c)                                  The execution and delivery of this Agreement by such Transferee Party and the performance by such Transferee Party of its obligations hereunder will not conflict with any provision of any law or regulation to which such Transferee Party is subject, conflict with or otherwise violate such Transferee Party’s organizational documents or conflict with or result in a breach of or constitute a default of any of the terms, conditions or provisions of any material agreement or instrument to which such Transferee Party is a party or by which it is bound or any order or decree applicable to such Transferee Party, in any manner that would have a material adverse effect on such Transferee Party’s ability to perform its obligations hereunder, subject to the approval of the applicable Governmental Authorities with respect to the transfer or replacement of the Principal Licenses and Ancillary Licenses.

(d)                                 Such Transferee Party is not required to secure the consent of any third party to enter into this Agreement or to carry out the terms hereof with the exception of (i) any consents that have been obtained as of the date hereof, (ii) any consents which may be required to assume any of the Contracts, and (iii) the approval of the applicable Governmental Authorities with respect to the transfer or replacement of the Principal Licenses and Ancillary Licenses.

11.3.                     Survival of Representations and Warranties.  The representations and warranties contained in (i) Sections 11.1(a) through 11.1(d) and Sections 11.2(a) through 11.2(d)  shall remain in full force and effect and shall survive each Transition Date in perpetuity, (ii) Sections 11.1(e) through 11.1(i) shall, with respect to each Facility, remain in full force and effect and shall survive the applicable Transition Date for each such Facility for a period of one (1) year following the applicable Transition Date for each such Facility and (iii) Sections 11.1(j) through 11.1(p) shall, with respect to each Facility, remain in full force and effect and shall survive the applicable Transition Date for each such Facility for a period of four (4) years following the applicable Transition Date for each such Facility.

11.4.                     Limitation on Liability.  If following the applicable Transition Date but prior to the expiration of the applicable survival period set forth in Section 11.3 hereof, the Transferee Parties discover a breach of any of Tenants’ representations or warranties set forth in this Agreement or under any certificate or other document executed by any Tenant at, or in connection with, the applicable Transition Date, the Transferee Parties shall have the right to sue Tenants for actual direct damages incurred by the Transferee Parties as a result of any such breach or breaches; provided, however, that in any such event or events, Tenants shall not have any liability to the Transferee Parties for all or any of such matters (i) in excess of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) in the aggregate (the “Damage Cap”) for all such breaches, and (ii) unless and until the claims, individually or in the aggregate, shall be in excess of One Hundred Thousand Dollars and 00/100 ($100,000.00) (the “Minimum Amount”) after taking into account all prior claims asserted by the Transferee Parties.  The Transferee Parties shall not enter any judgment or collect an amount in excess of the Damage Cap.  Notwithstanding anything contained herein to the contrary, if any Transferee Party had actual knowledge of any breach by a Tenant of the representations and warranties set forth herein on the applicable Transition Date and the Transferee Parties nevertheless elected to close the transactions contemplated herein on such date, then the Transferee Parties shall be deemed to have irrevocably waived any such known breach and Tenants shall not have any liability with respect to any such known breach; provided, further, the limitations on recovery under this Section 11.4 shall not be applicable to and shall not limit in any respect any Party’s respective rights and obligations pursuant to Section 5 of this Agreement or pursuant to any other section that provides a right of indemnification, which sections shall control with respect to the subject matter thereof in each such case.

12.                          Specific Performance.

12.1.                     The Tenants acknowledge that monetary damages may not provide the Transferee Parties with an adequate remedy for breach of the Tenants’ covenants, agreements or obligations under this Agreement.  Accordingly, if either Tenant shall fail to perform any of the covenants, agreements or obligations to be performed by such Tenant hereunder, then, in addition to any other rights or remedies available to the Transferee Parties at law or in equity in connection with such failure, the Transferee Parties shall have the right to pursue a suit for specific performance against such Tenant under this Agreement.

12.2.                     The Transferee Parties acknowledge that monetary damages may not provide the Tenants with an adequate remedy for breach of the Transferee Parties’ covenants, agreements or obligations under this Agreement.  Accordingly, if any Transferee Party shall fail to perform any of the covenants, agreements or obligations to be performed by such Transferee Party hereunder, then, in addition to any other rights or remedies available to the Tenants at law or in equity in connection with such failure, the Tenants shall have the right to pursue a suit for specific performance against such Transferee Party under this Agreement.

13.                          Further Assurances.  Each of the Parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by any other Party to perfect or evidence their rights hereunder.

14.                          Notices.  All notices to be given by any Party to this Agreement to any other Party hereto shall be in writing, and shall be (a) given in person or (b) sent by national overnight courier service or (c) sent by facsimile transmission with confirmed receipt, each addressed as follows:

(a)	If to Landlord or TRS:	c/o Senior Housing Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458
Attn: David J. Hegarty, President
Facsimile: (617) 796-8349

	with a copy to:	Reit Management & Research LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458
Attn: Jennifer B. Clark
Facsimile: (617) 928-1305

(b)	If to Tenants:	c/o Sunrise Senior Living, Inc.
Attention: Chief Executive Officer
7900 Westpark Drive, Suite T-900
McLean, VA 22102
Facsimile: (703) 744-1628

	with a copy to:	Sunrise Senior Living, Inc.
Attention: General Counsel
7900 Westpark Drive, Suite T-900
McLean, VA 22102
Facsimile: (703) 744-1628

	and to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Eugene A. Pinover
Telephone: 212-728-8254
Facsimile: 212-728-9254

(c)	If to Five Star:	c/o Five Star Quality Care, Inc.
400 Centre Street
Newton, MA 02458
Attn: Bruce J. Mackey Jr., President
Facsimile: (617) 796-8385

	with a copy to:	c/o Five Star Quality Care, Inc.
400 Centre Street
Newton, MA 02458
Attn: Katie Potter
Facsimile: (617) 796-8385

Any such notice shall be deemed delivered when actually received or when delivery is first refused regardless of the method of delivery used.  Any Party to whom notices are to be sent pursuant to this Agreement may from time to time change its address for further communications hereunder by giving notice in the manner prescribed herein to all other Parties hereto.  Attorneys for any Party may give notices on behalf of the Party whom they represent.  Although any Party shall have the right to change its address for notice purposes from time to time, any notice delivered pursuant to this Section 14 to the address set forth in this Section 14 or to such other address as may be hereafter specified in writing in accordance with this Section 14 shall be effective even if actual delivery cannot be made as a result of a change in the address of the recipient of such notice and the Party delivering the notice has not received actual written notice in accordance with the provisions of this Section 14 of the current address to which notices are to be sent.

15.                          Payment of Expenses.  If a lawsuit or other proceedings are instituted by any Party to enforce any of the terms or conditions of this Agreement against any other Party hereto, the prevailing Party in such litigation or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, travel expenses, and other reasonable, actual, out-of pocket expenses or costs of such other proceedings, which amount shall be determined by any court of competent jurisdiction or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award.  For the purposes of this section, any Party receiving an award or a judgment for damages or other amounts in excess of the award or judgment granted to the other Party or Parties shall be deemed to be the prevailing Party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such Party’s claims or causes of action, and any Party against whom a lawsuit, arbitration or other proceeding is instituted and later voluntarily dismissed by the instituting Party shall be deemed to be the prevailing Party.

16.                          Entire Agreement; Amendment; Waiver.  This Agreement, the Settlement Agreement and Release, dated as of the date hereof, by and among certain Affiliates of Five Star and certain Affiliates of Tenant, the Leases and the Remaining Leases constitute the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements relating to this Agreement and the Settlement Agreement and Release; provided, however, to the extent that there is an express conflict between the terms of this Agreement and the terms of any such other documents, the terms of this Agreement shall govern.  This Agreement may not be modified or amended except in writing signed by the Parties hereto.  No waiver of any term, provision or condition of this Agreement in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition of this Agreement.  No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

17.                          Assignment.  Neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable or delegable by any Party hereto; provided, however, any Transferee Party may assign its rights or obligations under this Agreement to any wholly-owned subsidiary of Senior Housing Properties Trust or Five Star Quality Care, Inc. without either Tenant’s consent, it being understood and agreed that assignor(s) shall remain liable hereunder regardless of any such assignment.

18.                          Joint Venture; Third Party Beneficiaries.  Nothing contained herein shall be construed as forming a joint venture or partnership between or among the Parties hereto, with respect to the subject matter hereof.  The Parties do not intend that any third party shall have any rights under this Agreement.

19.                          Captions.  The section headings contained herein are for convenience only and shall not be considered or referred to in resolving questions of interpretation.

20.                          Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Fax and pdf signatures hereto shall be deemed as legally effective as a signed original for all purposes.

21.                          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties hereto.

22.                          Intentionally Omitted.

23.                          Miscellaneous.

23.1.                     Partial Invalidity.  If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

23.2.                     Waiver of Jury Trial.  Each Party to this Agreement waives trial by jury in any action, proceeding or counterclaim brought by any such Party against any other Party on any matter arising out of or in any way connected with this Agreement.

23.3.                     Interpretation.  Paragraph headings shall not be used in construing this Agreement.  Each Party acknowledges that such Party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement.  As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting Party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.

23.4.                     Confidentiality.  Each Party to this Agreement covenants and agrees to keep the terms of this Agreement confidential except (i) for disclosures agreed to by each of the Parties hereto, (ii) as may be required by any applicable law or order or request of a court or other regulatory body; or (iii) for disclosures or filings required or prudent (in the disclosing Party’s judgment) by such Party under the Securities and Exchange Commission or other federal or state securities’ laws or under the rules and regulations of the NYSE or NASDAQ, including but not limited to Form 8-K filings and related public announcements, periodic earnings disclosures, or inclusion in a prospectus, prospectus supplement or other offering circular or memorandum in connection with public or private capital raising activities undertaken by any Party or its affiliates.

24.                          Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any person shall mean any person, corporation, partnership or other entity which, directly or indirectly, completely or partially, owns or controls, is owned or controlled by, or is under common ownership or control with, such person or any Affiliate of such person.

“Ancillary Licenses” means all licenses, permits, authorizations and certifications from all governmental or quasi-governmental authorities, agencies, departments or otherwise which are material to or required for the operation of any Facility as currently operated, other than the Principal Licenses.

“CON” means any certificate of need or certificate of need exemption required for the operation of any Facility for its primary intended use.

“Contracts” means all contracts and agreements to which any Tenant (or any Affiliate of such Tenant) is a party and which pertain solely to the operation of a Facility (but not any other facility owned and/or operated by any Tenant or any Affiliate of such Tenant); but excluding (i) any contracts that are national or regional in scope (which contracts shall be terminated with respect to each applicable Facility at no cost or expense to the Transferee Parties and shall not be assignable hereunder, and which shall include, without limitation, any vendor, service or other agreements which were entered into pursuant to a master or other agreement covering other facilities owned and/or operated, directly or indirectly, by any Tenant or any Affiliate of such Tenant), and (ii) Resident Agreements.

“Facility Names” means the Landlord Proprietary Marks and the names of the other Facilities other than the names “Sunrise” and “Brighton Gardens”.

“Governmental Authority” means any federal, state, municipal, national, local or other governmental department, court, bureau, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit whether now or hereafter in existence or any instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia, and in respect of the Medicare and Medicaid Programs, CHAMPUS, FEHBP or TRICARE programs, the respective Medicare Administrative Contractor and CHAMPUS, FEHBP or TRICARE intermediary.

“Governmental Programs” means Medicare, including Medicare Advantage, all applicable state programs (including Medicaid and successor programs), CHAMPUS, the TRICARE program and the Federal Employee Health Benefits Program.

“Health Care Licenses” means any state facility license required for the operation of any Facility for its primary intended use.

“Initial Facilities” means the following Facilities listed on Schedule 1 attached hereto: (1) Calusa Harbour, (2) The Horizon Club, (3) Stratford Court of Palm Harbour, (4) Brighton Gardens of Port St. Lucie, (5) Brighton Gardens of Scottsdale, (6) Brighton Gardens of Sun City, and (7) Brighton Gardens of Virginia Beach.

“Intellectual Property” means patents, copyrights, trade secrets, trademarks, trade names, service marks, confidential information and other know-how (including any registrations or applications for registration of any of the foregoing) owned by any Tenant or such Tenant’s Affiliates or used by any Tenant or its Affiliates in managing a Facility, including but not limited to (a) marketing and management intangibles, (b) all computer software developed and owned by any Tenant or its Affiliates; and (c) all manuals, instructions, policies, procedures and directives issued by any Tenant or its Affiliates to employees of any Facility regarding the procedures and techniques to be used in the operation of such Facility. The term “Intellectual Property” shall include the Proprietary Marks, but it does not include: (i) the specific data and information that uniquely pertains to a Facility or those served at such Facility or (ii) any marks or other items expressly excluded from the Proprietary Marks.

“Landlord Proprietary Marks” means the following names used in connection with certain of the Facilities which are proprietary to, and the property of, Landlord: “Calusa Harbour”, “Church Creek”, “Horizon Club”, and “Villa Vallencia”.

“Medicaid Provider Agreements” means, collectively, the Medicaid provider numbers and the related Medicaid provider reimbursement agreements held by Tenants with respect to the Facilities.

“Medicare Provider Agreements” means, collectively, the Medicare provider numbers and the related Medicare provider reimbursement agreements held by Tenants with respect to the Facilities.

“Overpayment” means amounts repaid, due or that may become due to Medicare or Medicaid or any payment intermediary for Medicare or Medicaid on account of cost report adjustments or other payment or claims adjustments or any other form of Medicare or Medicaid reimbursement recapture, recoupment, offset, adjustment or overpayment whatsoever, whether determined and applied by any such payment intermediary or otherwise.

“Principal Licenses” means collectively the CON and the Health Care Licenses required for the operation of a Facility for its primary intended use.

“Proprietary Marks” means all trademarks, service marks, trade names, trade dress, symbols, logos, slogans, designs, insignia, emblems, devices, domain names, signs, or any other source identifying feature, or combinations thereof, which are used to identify any Facility as a part of the system or group of assisted living, skilled nursing and/or independent living communities managed by the Tenants or their Affiliates or the services performed by the Tenants or their Affiliates at a Facility, or which are used in connection with the operation of a Facility, including but not limited to the trademarks “Sunrise,” and “Brighton Gardens”. The term “Proprietary Marks” shall include all present and future Proprietary Marks, whether they are now or hereafter owned by any of the Tenants or their Affiliates, and whether or not they are registered under the laws of the United States or any other country.  Notwithstanding the foregoing, the term “Proprietary Marks” shall not include the Facility Names.

“Provider Agreements” means, collectively, the Medicare Provider Agreements and the Medicaid Provider Agreements.

“Resident Agreements” means, collectively, the residency agreements in effect as of a particular date between the applicable Tenant, on the one hand, and the residents of each Facility, on the other hand.

25.                          LIMITATION OF LIABILITY.  THE DECLARATION OF TRUST ESTABLISHING LANDLORD, DATED JANUARY 14, 1999, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF LANDLORD SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, LANDLORD.  ALL PERSONS DEALING WITH LANDLORD IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF LANDLORD FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the day and year first set forth above.

LANDLORD:	SPTMRT PROPERTIES TRUST,
a Maryland real estate investment trust

	By:	/s/ David J. Hegarty
	Its:	President
	Date:	5/29/12

TRS:	SNH SE TENANT TRS, INC.,
a Maryland corporation

	By:	/s/ Richard Doyle
	Its:	Treasurer
	Date:	5/29/12

FIVE STAR:	FVE MANAGERS, INC.,
a Maryland corporation

	By:	/s/ Paul Hoagland
	Its:	VP and CFO
	Date:	5/29/2012

[Signatures continue on following page]

[Signature Pages to Operations Transfer Agreement]

TENANTS:

SSLS:	SUNRISE SENIOR LIVING SERVICES, INC.

	By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President and Secretary

SCC:	SUNRISE CONTINUING CARE, LLC

	By:	/s/ David Haddock
	Name:	David Haddock
	Title:	Vice President and Secretary

[Signature Pages to Operations Transfer Agreement]

SCHEDULES AND EXHIBITS

Schedule 1:                                                         Facilities, Tenants, Leases and Lease Guarantees Relating to the Facilities

Schedule 1.1:                                               Required Licenses

Schedule 2.1:                                               Contracts to be Assumed
Schedule 2.2:                                               Lift Equipment

Schedule 5.1:                                               Medicare and Medicaid Provider Numbers; National Provider Identifiers

Schedule 7.1:                                               Proprietary Software

Schedule 10.2:                                        Other Transition Matters
Schedule 10.4:                                        Remaining Leases
Schedule 11.1(e):                          Material Subleases
Schedule 11.1(l):                             Violations

Schedule 11.1(p):                         Audits and Reviews

Exhibit A:                 Form of Memorandum of Termination of Lease

Exhibit B:                 Form of Release and Termination of Lease Guaranty

Exhibit C:                 Form of Assignment and Assumption Agreement

Exhibit D:                 Form of Bill of Sale
Exhibit E:                  Employee Release